Exhibit (21)

POTLATCH CORPORATION

Subsidiaries

The following subsidiaries are included in the company’s consolidated financial statements.

Name	State in Which Voting Organized	Percentage of Securities Owned
Duluth & Northeastern Railroad Co.	Minnesota	100
Cloquet, Minn.

Prescott & Northwestern Railroad Co.	Arkansas	100
Prescott, Ark.

St. Maries River Railroad Co.	Idaho	100
Lewiston, Idaho

Warren & Saline River Railroad Co.	Arkansas	100
Warren, Ark.

All unnamed subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. No separate financial statements are filed for any subsidiary.